ASPIRIANT TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 3rd day of June 2020 between Aspiriant, LLC (the “Adviser”) and Wellington Management Company LLP (the “Sub-Adviser”).

WHEREAS, Aspiriant Trust (the “Trust”), a Delaware statutory trust, is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Adviser has entered into an investment advisory agreement with the Trust (the “Advisory Agreement”) pursuant to which the Adviser acts as investment adviser to the series of the Trust; and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment sub-advisory services in connection with the portfolio management of each series of the Trust listed on Schedule A hereto (each a “Fund”), as such schedule may be amended from time to time, and the Sub-Adviser is willing to render such investment sub-advisory services;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Duties of the Sub-Adviser. Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage that portion of the securities and other assets of a Fund entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets in accordance with the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s then current prospectus and statement of additional information, as may be amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)	The Sub-Adviser shall provide investment advisory services to a Fund and shall, in such capacity, determine from time to time what Assets will be purchased, retained, or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash, subject to the direction of the Adviser and the Board of Trustees of the Trust.

(b)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust, the Prospectus, and the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)	The Sub-Adviser shall determine the Assets to be purchased or sold by a Fund as provided in subparagraph (a) above and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Fund’s Prospectus or as the Board of Trustees or the Adviser may direct in writing from time to time, in conformity with all federal securities laws. Subject to the oversight of the Adviser and the Board of Trustees, the Sub-Adviser shall have discretion to establish accounts and execute securities and other transactions with one or more brokers, financial intermediaries and trading counterparties that the Sub-Adviser may select. In executing transactions and selecting brokers or dealers, the Sub-Adviser will seek “best execution” of trades on behalf of the Fund. In assessing the best execution of trades, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis and shall comply with its policy and procedures on order execution and research services. In evaluating the best execution of trades, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”)). Consistent with any guidelines established by the Trust and Section 28(e) of the 1934 Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund.

The Sub-Adviser may, but shall be under no obligation to, aggregate the securities or other investments to be purchased or sold on behalf of the Fund with similar transactions executed by the Sub-Adviser on behalf of the Sub-Adviser’s other clients. In addition, subject to applicable laws, rules and regulations, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser, or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Fund’s Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser, or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act. Subject thereto, neither the Sub-Adviser nor any of its affiliates will be liable for the performance of the obligations, or acts or omissions of broker-dealers with respect to any transaction placed on behalf of the Fund.

(d)	The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10), and (b)(11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request.

The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

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(e)	The Sub-Adviser shall provide a Fund’s custodian on each business day with information relating to all transactions concerning the Fund’s Assets and shall provide the Adviser with such information upon request by the Adviser.

(f)	The investment sub-advisory services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others as long as such services do not impair the services rendered to the Adviser or the Trust.

(g)	The Sub-Adviser shall notify the Adviser and the Board of Trustees of the Trust of (i) any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement; (ii) any change in control or management of the Sub-Adviser (including, for example, additions to or withdrawals of partners); (iii) any change in the Sub-Adviser’s personnel materially involved in the management of the Assets; (iv) any failure by the Sub-Adviser to remain registered as an investment adviser under the Investment Advisers Act of 1940 or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered; (v) the Sub-Adviser being served or receiving notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or government or regulatory agency that could adversely impact the Sub-Adviser’s ability to provide the services under this Agreement; and (vi) any violation by the Sub-Adviser of the federal securities laws.

(h)	The Sub-Adviser shall be responsible for voting proxies for securities held as Assets in a Fund in accordance with the Sub-Adviser’s proxy voting policies and procedures, as they may be amended from time to time. The Adviser authorizes the Sub-Adviser to instruct the custodian to forward promptly to the Sub-Adviser only copies of all proxies and shareholder communications relating to proxy votes involving securities held as Assets in a Fund (other than materials relating to legal proceedings). The Adviser and Board of Trustees agree that the Sub-Adviser will not be responsible or liable for failing to vote any proxies where it has not received the proxies or related shareholder communications in a timely manner.

(i)	In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to a Fund or a sub-adviser to a fund that is under common control with the Fund concerning the Assets, except as permitted by the policies and procedures of the Fund. The Sub-Adviser shall not provide investment advice with respect to any assets of the Fund other than the Assets.

(j)	Except as otherwise specified in the investment guidelines, the Sub-Adviser will provide investment sub-advisory services for the Assets without regard to any tax consequences that may result from any action taken or omitted by the Sub-Adviser on behalf of a Fund. Neither the Sub-Adviser nor any of its affiliates provide tax advice in connection with investment of a Fund’s Assets, and the Sub-Adviser is not responsible for determining and paying any taxes owed with respect to the activities of the Fund.

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(k)	The Sub-Adviser may utilize unaffiliated third-party data service providers in effecting compliance with the investment guidelines or any client instructions and the Sub-Adviser shall not be held responsible for any losses resulting from non-compliance with the investment guidelines or client instructions where the Sub-Adviser reasonably relied on information provided by third-party data service providers.

Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s control affiliates, partners, officers or employees. The Sub-Adviser may employ third party agents to perform any administrative or ancillary services, including security and cash reconciliation, portfolio pricing and corporate action processing, required to enable the Sub-Adviser to perform the services under this Agreement. The Sub-Adviser will act in accordance with the standard of care as set forth in Paragraph 5 of this Agreement with respect to the selection, use and monitoring of agents, and the Sub-Adviser will be responsible for any fees which any agent may charge in connection with such services. The Sub-Adviser will remain responsible for the performance of its obligations under this Agreement.

2.	Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to a Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Declaration of Trust, the Prospectus, the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.	Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

(a)	the Trust’s Declaration of Trust as in effect on the date of this Agreement and as amended from time to time;

(b)	the Trust’s By-Laws as in effect on the date of this Agreement and as amended from time to time; and

(c)	the Fund’s Prospectus.

4.	Compensation to the Sub-Adviser. For the services provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee paid to the Sub-Adviser monthly in arrears at the annual rate set forth on Schedule A hereto, as such schedule may be amended from time to time, calculated based on the average daily net asset value of the Assets under the Sub-Adviser’s management. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

5.	Indemnification; Standard of Care and Liability. The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) howsoever arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith, or negligence, or to the reckless disregard of its duties under this Agreement.

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The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) howsoever arising from or in connection with the performance of the Adviser’s obligations under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser's own willful misfeasance, bad faith, or negligence, or to the reckless disregard of its duties under this Agreement.

The Sub-Adviser shall discharge its duties under this Agreement with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent investment professional acting in a similar capacity and familiar with such matters would use. Unless the Sub-Adviser has breached the standard of care set forth in this Agreement or under applicable law, the Sub-Adviser shall not be subject to any liability to the Adviser, Trust, or Fund or to any other person or entity, for any act or omission of itself or of any other person or entity, in the course of, or connected with, performing its obligations under the Agreement including acts or omissions made in response to instructions from the Adviser. Nothing herein in any way constitutes a waiver or limitation of any right of any person under any applicable federal or state securities laws of the United States of America.

6.	Duration and Termination. This Agreement shall continue in effect for a period of more than two years as to a Fund only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund, without payment of any penalty, (a) by the Fund at any time by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time on 60 days written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time on 90 days written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment or in the event of a termination of the Advisory Agreement with the Trust. As used in this Paragraph 6, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

7.	Governing Law. This Agreement shall be governed by the internal laws of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

8.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

9.	Notice. Any notice, advice, or report to be given pursuant to this Agreement shall be deemed sufficient if delivered electronically or mailed by registered, certified, or overnight mail, postage prepaid, and addressed by the party giving notice to the other party at the last address furnished by the other party:

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To the Adviser at:	Aspiriant, LLC
11100 Santa Monica Blvd
Suite 600
Los Angeles, CA 90025
Attention: Chief Executive Officer and Chief Investment Officer

To the Sub-Adviser at:	Wellington Management Company LLP
280 Congress Street
Boston, Massachusetts 02210

Attention: Legal and Compliance
Fax No: +1-617-790-7760

10.	Cooperation; Confidentiality. Each party to this Agreement agrees to cooperate with the other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC) in connection with any investigation or inquiry relating to this Agreement or the Trust. Subject to the foregoing, the Sub-Adviser shall treat as confidential all information pertaining to the Trust and actions of the Trust, the Adviser and the Sub-Adviser, and the Adviser shall treat as confidential and use only in connection with the Trust all information furnished to the Trust and/or Adviser by the Sub-Adviser, in connection with its duties under the Agreement; except that the aforesaid information need not be treated as confidential if required to be disclosed under applicable law, if generally available to the public through means other than by disclosure by the Sub-Adviser or the Adviser, or if available from a source other than the Adviser, Sub-Adviser or the Trust.

11.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

12.	Class Actions and Other Legal Proceedings. The Sub-Adviser will not compile or file claims or take any related actions on behalf of the Adviser, Board of Trustees, or a Fund in any class action, bankruptcy or other legal proceeding related to securities currently or previously held in a Fund’s account. The Sub-Adviser shall provide factual information relating to a Fund’s account in its possession as the Adviser, Board of Trustees, or Fund may reasonably request.

13.	Force Majeure. No party to this Agreement will be liable for any failure or delay in performing any of its obligations under or pursuant to the Agreement, and any such failure or delay in performing its obligations will not constitute a breach of the Agreement, if such failure or delay is due to a natural disaster, act of war or terrorism, or other extraordinary event outside its reasonable control. Any such non-performing party will be entitled to a reasonable extension of the time for performing such obligations. Events outside a party’s reasonable control include any extraordinary event or circumstance that the party is unable to avoid using reasonable skill and care.

14.	Amendment. This Agreement may not be amended or modified without the prior written consent of the parties.

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15.	Electronic Signature. The parties agree that this Agreement may be electronically signed. The parties agree that any electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

16.	Miscellaneous.

(a)	Notice is hereby given that the obligations of this Agreement are not binding upon any of the Trustees, officers, or shareholders of a Fund or the Trust.

(b)	Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

(c)	In the event that this Agreement is made applicable to any additional funds by way of a schedule executed subsequent to the date first indicated above, provisions of such schedule shall be deemed to be incorporated into this Agreement as it relates to such fund so that, for example, the execution date for purposes of Paragraph 6 of this Agreement with respect to such fund shall be the execution date of the relevant schedule. In the event the terms of this Agreement are applicable to more than one fund, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such fund.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

ASPIRIANT, LLC		WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ John Allen	By:	/s/ Desmond Havlicek

Name:	John Allen	Name:	Desmond Havlicek

Title:	Chief Investment Officer	Title:	Senior Managing Director

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SCHEDULE A

to the Investment Sub-Advisory Agreement

dated June 3, 2020

between

Aspiriant, LLC and Wellington Management Company LLP

Fund	Sub-Advisory Fee
	Assets	Fee
Aspiriant Risk-Managed Equity Allocation Fund

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